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                                  EXHIBIT 5.1

                    OPINION OF PILLSBURY MADISON & SUTRO LLP

                                October 1, 1999

CardioDynamics International Corporation
6175 Nancy Ridge Drive
Suite 300
San Diego, California 92121

    Re: CardioDynamics International Corporation Registration Statement on Form S-3 for Resale of 326,108 Shares of common stock

Ladies and Gentlemen:

    We have acted as counsel to CardioDynamics International Corporation, a California corporation (the "Company"), in connection with the registration for resale of 326,108 shares of common stock. Certain of the shares are issuable upon the exercise of that certain Warrant to Purchase Stock (the "Warrant") dated June 17, 1999 (the "Warrant Shares"). The Warrant and 305,772 of the shares ( the "Shares") being registered were issued in connection with the purchase of common stock issued upon conversion of outstanding Series A Preferred Stock, as described in the Company's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

    This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-B.

    We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance of the Warrant and the Shares, and a certificate of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance of the Warrant and the Shares. Based on such review, we are of the opinion that (i) the Shares are duly authorized, validly issued, fully paid and nonassessable and
(ii) the Warrant Shares if, as and when issued upon the exercise of the Warrant in accordance with the terms of the Warrant (including the payment of the indicated purchase price), will be duly authorized, validly issued, fully paid and nonassessable.

    We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-B.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrant or the Shares.

                                       Very truly yours,

                                       /s/ Pillsbury Madison & Sutro LLP


                                 EXHIBIT 5.1